EXHIBIT 99.2

                       SCHEDULE 13D JOINT FILING AGREEMENT

      In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this joint filing agreement is attached, and have duly executed this joint filing agreement as of the date set forth below.

Dated:   October 31, 2005



/s/ Stephen M. Cohen                                 /s/ Ruth Cohen
---------------------------                          ---------------------------
Stephen M. Cohen                                     Ruth Cohen



                                  End of Filing